Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Third Quarter 2012 Results

October 18, 2012 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the third quarter ended September 30, 2012.

	Third Quarter Financial Highlights (unaudited)
	Third Quarter 2012	Diluted Per Share	Third Quarter 2011	Diluted Per Share
Sales	$291.8 million		$217.2 million
Loss from continuing operations	$(12.3) million	$(0.13)	$(11.5) million	$(0.12)
Included in the calculation of loss from continuing operations:
Warrant fair value adjustment	$0.7 million	$0.01	$0.0 million	$0.00
Facility closure costs	$0.7 million	$0.00	$0.1 million	$0.00
Tax valuation allowance	$4.6 million	$0.05	$4.7 million	$0.05

Adjusted loss from continuing operations	$(6.5) million	$(0.07)	$(6.7) million	$(0.07)

Adjusted EBITDA*	$3.0 million		$(0.7) million

*	See reconciliation attached.

“Sales for the third quarter of 2012 were $291.8 million, an increase of 34.3 percent when compared to the third quarter of 2011. Our topline growth continues to exceed the increase in residential construction activity, as actual single-family housing starts in the South Region increased 27.7 percent over the same time period and single-family units under construction increased only 12.4 percent,” said Builders FirstSource Chief Executive Officer Floyd Sherman. “For the second consecutive quarter, we reported positive Adjusted EBITDA, finishing with $3.0 million for the current quarter as compared to an Adjusted EBITDA loss of $0.7 million in the third quarter of 2011, and on a year-to-date basis, our Adjusted EBITDA has improved from a loss of $11.7 million in 2011 to positive $3.0 million in 2012.”

Continuing, Mr. Sherman added, “We are seeing stronger sales trends as the housing market continues to recover, and our recent market share gains have also certainly contributed to our improving sales. Our sales growth and increased operating efficiencies drove the improvement in our financial results for the quarter.”

Builders FirstSource Reports Third Quarter 2012 Results (continued)

Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, commented on the current quarter results, saying, “While we were very pleased by the improved building activity and our increased sales during the quarter, our gross margins were again negatively impacted by inflation on commodity lumber within the quarter and our limited ability to adjust intra-quarter customer pricing. While we were able to pass on some price increases as part of our third quarter pricing, we once again experienced a rising commodity market for most of the quarter. Commodity prices increased, on average, 14 percent from the end of the second quarter through mid-September, before falling back somewhat by quarter-end. These factors, combined with what is still an extremely competitive pricing environment, constrained our gross margin during the quarter.”

Third Quarter 2012 Results Compared to Third Quarter 2011

(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)

•

Sales were $291.8 million compared to $217.2 million in the third quarter of 2011, an increase of $74.6 million, or 34.3 percent. We estimate sales increased approximately 27 percent due to increased volume and 7 percent due to price.

•

Gross margin percentage was 19.8 percent, down from 20.5 percent, a 0.7 percentage point decrease. Specifically, our gross margin decreased 1.5 percentage points largely due to commodity lumber inflation during the quarter relative to fixed customer pricing commitments and was offset by a 0.8 percentage point gross margin improvement due to increased sales volume. On a sequential quarter basis gross margin improved from 19.7 percent to 19.8 percent.

•

Selling, general and administrative (“SG&A”) expenses increased $8.5 million, or 16.8 percent. As a percentage of sales, however, SG&A expense decreased from 23.1 percent in the third quarter of 2011 to 20.1 percent in 2012. Salaries and benefits expense, excluding stock compensation expense, was $35.6 million, an increase of $6.8 million, primarily related to higher sales commissions and additional staffing needs to service the increased sales volume.

•

The third quarter of 2012 included $0.7 million of facility closure costs primarily related to revisions of sub-rental income estimates on two previously closed facilities in South Carolina and Tennessee. The company recorded $0.1 million of facility closure costs in the third quarter of 2011.

•

Interest expense was $10.6 million, an increase of $5.3 million from the third quarter of 2011. The increase was primarily due to interest associated with the company’s new term loan combined with a $0.7 million, non-cash, fair value adjustment related to stock warrants issued in connection with the term loan.

•

The company recorded $0.0 million of income tax expense in the third quarter of 2012, compared to $0.3 million in the third quarter of 2011. The company recorded an after-tax, non-cash tax valuation allowance of $4.6 million and $4.7 million in 2012 and 2011, respectively, related to its net deferred tax assets. Absent this valuation allowance, the effective tax rate would have been 37.6 percent and 39.2 percent in 2012 and 2011, respectively. As of the end of the current quarter, the company’s gross federal income tax net operating loss available for carryforward was $226.2 million.

Builders FirstSource Reports Third Quarter 2012 Results (continued)

•

Loss from continuing operations was $12.3 million, or $0.13 loss per diluted share, compared to $11.5 million, or $0.12 loss per diluted share in the third quarter of 2011. Excluding the fair value adjustment for stock warrants, facility closure costs and the tax valuation allowance, loss from continuing operations per diluted share was $0.07. For the third quarter of 2011, loss from continuing operations per diluted share was $0.07, when excluding facility closure costs and the tax valuation allowance. See reconciliation attached.

•

Loss from discontinued operations in the third quarter of 2012 was $1.3 million, or $0.01 loss per diluted share, compared to $0.1 million, or $0.00 loss per diluted share in the third quarter of 2011. Loss from discontinued operations in the current quarter is due primarily to revisions of sub-rental income estimates for a previously closed Ohio facility.

•	Net loss for the third quarter of 2012 was $13.6 million, or $0.14 loss per diluted share, compared to net loss of $11.6 million, or $0.12 loss per diluted share, in the third quarter of 2011.

•	Diluted weighted average shares outstanding were 95.5 million in the third quarter of 2012 compared to 95.0 million in the same quarter of 2011.

•	Adjusted EBITDA was $3.0 million in the third quarter of 2012, compared to a loss of $0.7 million last year. See reconciliation attached.

Liquidity and Capital Resources

•	Liquidity at September 30, 2012 was approximately $55.7 million, representing $90.7 million of cash reduced by the $35.0 million minimum cash requirement in our term loan.

•

In addition to the $90.7 million of cash, the company had $12.8 million in restricted cash at September 30, 2012, of which $1.8 million was included in long-term assets. Restricted cash consists of $11.9 million used to collateralize letters of credit outstanding under the company’s letter of credit facility and $0.9 million used as collateral for other casualty insurance obligations.

•	Operating cash flow was negative $11.1 million compared to negative $9.2 million for the third quarter of 2011.

•

Capital expenditures in the third quarter of 2012 were $5.2 million, compared to $1.1 million in the third quarter of 2011. This increase is primarily due to the purchase of our Chelsea, AL location, which was previously a leased facility, and additional buyouts of expiring vehicle and equipment leases.

Regarding the company’s liquidity, Mr. Crow said, “Of the $14.4 million of cash used in the third quarter, $9.5 million was cash used for interest, $5.2 million related to capital expenditures and the balance was due to an increase in working capital, offset somewhat by positive EBITDA during the quarter. Our cash usage for fiscal 2012 is expected to be at the high end of original guidance due to the increase in working capital necessary to support our higher-than forecasted sales volume. As a result, we expect to end the year with approximately $90 million of unrestricted cash and $55 million of net liquidity.”

Builders FirstSource Reports Third Quarter 2012 Results (continued)

Outlook

Concluding, Mr. Sherman added, “We expect the momentum we’ve achieved from the improvement in the housing industry and our recent market share gains to continue to positively impact our operating results. We remain focused on growing market share and improving our margins in order to drive profitability as the market continues to recover.”

Conference Call

Builders FirstSource will host a conference call Friday, October 19, 2012, at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-296-4302 (U.S. and Canada) and 719-325-2425 (international). A replay of the call will be available from 3:00 p.m. through October 24, 2012. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 4947290. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 53 distribution centers and 44 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Chad Crow

Senior Vice President and Chief Financial Officer

Builders FirstSource, Inc.

(214) 880-3585

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Sales	$291,780	$217,194	$783,088	$586,416
Cost of sales	234,067	172,755	626,592	467,741

Gross margin	57,713	44,439	156,496	118,675
Selling, general and administrative expenses (includes stock-based compensation expense of $947 and $1,665 for the three months ended in 2012 and 2011, respectively, and $2,672 and $3,645 for the nine months ended in 2012 and 2011, respectively.)	58,650	50,200	164,443	145,866
Facility closure costs	692	115	896	2,019

Loss from operations	(1,629)	(5,876)	(8,843)	(29,210)
Interest expense, net	10,618	5,319	34,184	16,859

Loss from continuing operations before income taxes	(12,247)	(11,195)	(43,027)	(46,069)
Income tax expense	33	268	351	1,917

Loss from continuing operations	(12,280)	(11,463)	(43,378)	(47,986)
Loss from discontinued operations (net of income tax expense of $0 in 2012 and 2011, respectively)	(1,285)	(101)	(1,430)	(311)

Net loss	$(13,565)	$(11,564)	$(44,808)	$(48,297)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.13)	$(0.12)	$(0.46)	$(0.51)
Loss from discontinued operations	(0.01)	(0.00)	(0.01)	(0.00)

Net loss	$(0.14)	$(0.12)	$(0.47)	$(0.51)

Weighted average common shares:
Basic and diluted	95,514	94,976	95,401	94,929

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended September 30,
	2012		2011
	(in thousands)
Prefabricated components	$56,137	19.2%	$41,038	18.9%
Windows & doors	61,821	21.2%	51,300	23.6%
Lumber & lumber sheet goods	97,305	33.4%	61,900	28.5%
Millwork	28,048	9.6%	22,174	10.2%
Other building products & services	48,469	16.6%	40,782	18.8%

Total sales	$291,780	100.0%	$217,194	100.0%

	Nine months ended September 30,
	2012		2011
	(in thousands)
Prefabricated components	$150,818	19.3%	$112,048	19.1%
Windows & doors	170,841	21.8%	136,142	23.2%
Lumber & lumber sheet goods	251,677	32.1%	170,749	29.1%
Millwork	75,845	9.7%	61,417	10.5%
Other building products & services	133,907	17.1%	106,060	18.1%

Total sales	$783,088	100.0%	$586,416	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,
	2012	2011
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$90,675	$146,833
Restricted cash	11,058	13,229
Accounts receivable, less allowance of $2,747 and $2,138 at September 30, 2012 and December 31, 2011, respectively	123,080	76,429
Inventories	90,168	73,327
Other current assets	14,376	9,843

Total current assets	329,357	319,661
Property, plant and equipment, net	49,471	48,224
Goodwill	111,193	111,193
Other assets, net	8,751	9,725

Total assets	$498,772	$488,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$84,173	$48,618
Accrued liabilities	36,346	25,183
Current maturities of long-term debt	59	54

Total current liabilities	120,578	73,855
Long-term debt, net of current maturities	298,433	297,455
Other long-term liabilities	20,901	16,269

Total liabilities	439,912	387,579
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,813 and 96,806 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	956	950
Additional paid-in capital	362,188	359,750
Accumulated deficit	(304,284)	(259,476)

Total stockholders’ equity	58,860	101,224

Total liabilities and stockholders’ equity	$498,772	$488,803

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine months ended September 30,
	2012	2011
	(in thousands)
Cash flows from operating activities:
Net loss	$(44,808)	$(48,297)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,253	10,569
Amortization of deferred loan costs	514	628
Amortization of debt discount	1,022	—
Fair value adjustment of stock warrants	4,417	—
Deferred income taxes	338	1,692
Bad debt expense	458	366
Stock compensation expense	2,672	3,645
Net gain on sale of assets	(27)	(276)
Changes in assets and liabilities:
Receivables	(47,109)	(27,594)
Inventories	(16,841)	(7,223)
Other current assets	(4,533)	(2,643)
Other assets and liabilities	103	340
Accounts payable	35,555	17,495
Accrued liabilities	11,140	3,360

Net cash used in operating activities	(48,846)	(47,938)

Cash flows from investing activities:
Purchases of property, plant and equipment	(9,156)	(2,735)
Proceeds from sale of property, plant and equipment	219	394
Decrease in restricted cash	2,250	—

Net cash used in investing activities	(6,687)	(2,341)

Cash flows from financing activities:
Payments of long-term debt and other loans	(39)	(36)
Deferred loan costs	(358)	—
Exercise of stock options	268	—
Repurchase of common stock	(496)	(2)

Net cash used in financing activities	(625)	(38)

Net change in cash and cash equivalents	(56,158)	(50,317)
Cash and cash equivalents at beginning of period	146,833	103,234

Cash and cash equivalents at end of period	$90,675	$52,917

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Supplemental Interest Expense Information

(unaudited—dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Detail of Interest Expense:
Term loan	$4,702	$—	$14,004	$—
Floating rate notes	4,541	4,625	13,623	13,802
Credit facility	10	316	27	932
Change in fair value of stock warrants *	691	—	4,417	—
Amortization of debt discount *	355	—	1,022	—
Amortization of deferred loan costs *	174	209	515	628
Other	145	169	576	1,497

Interest expense, net	$10,618	$5,319	$34,184	$16,859

*	Non-cash item

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited—dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on October 18, 2012.

	Three months ended September 30,
	2012	2011
Reconciliation to Adjusted EBITDA:
Net loss	$(13,565)	$(11,564)
Reconciling items:
Depreciation and amortization expense	2,912	3,364
Interest expense, net	10,618	5,319
Income tax expense	33	268
Loss from discontinued operations, net of tax	1,285	101
Facility closure costs	692	115
Stock compensation expense	947	1,665
Other	38	(9)

Adjusted EBITDA	$2,960	$(741)

Adjusted EBITDA as percentage of sales	1.0%	-0.3%

	Three months ended September 30,
	2012		2011
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(12,280)		$(11,463)
Reconciling items:
Facility closure costs	692	423	115	70
Warrant fair value adjustment		691		—
Tax valuation allowance		4,633		4,658

Adjusted loss from continuing operations		$(6,533)		$(6,735)

Weighted average diluted shares outstanding		95,514		94,976

Adjusted loss from continuing operations per diluted share		$(0.07)		$(0.07)